Exhibit 99.1

AIT Therapeutics Reports Year End 2017 Financial Results

Expects first regulatory filing for the NO Generator and Delivery System in persistent pulmonary hypertension of the newborn (PPHN) by end of 2018

Closed global, exclusive license for revolutionary NO Generator and Delivery System

Reported positive data in 9 cystic fibrosis (CF) patients infected with Mycobacterium
Abscessus Complex (MABSC)

Added key executives to the team

Raised $9.8 million in a private placement

Conference Call at 4:30 p.m. Eastern Time

NEW YORK, NY, March 19, 2018 – AIT Therapeutics, Inc. (OTC: AITB), a clinical-stage medical device and biopharmaceutical company focused on developing inhaled Nitric Oxide (NO) for the treatment of patients with respiratory conditions including serious lung infections and pulmonary hypertension, today announced financial results for the fourth quarter and year ended December 31, 2017.

Fourth Quarter and Recent Corporate Highlights:
•	Expects to submit a 510(k) application to the FDA for its NO Generator and Delivery System by year end 2018 and enter the existing >$500 million US NO market with a vastly superior offering
•
Closed on a global, exclusive, perpetual, transferable license to the proprietary NO Generator from NitricGen Inc., including intellectual property, know-how, trade secrets and other related critical assets

•
Announced results from the NO-NTM Pilot study in Nontuberculous Mycobacteria (NTM) targeting patients suffering from MABSC that showed no NO-related serious adverse events (SAEs) observed and positive data on relevant efficacy endpoints

•	Expects to release top-line data in the second quarter of 2018 from the ongoing 94 patient, multi-center bronchiolitis (NO-BRO) study
•	Appointed Ms. Yoori Lee to its Board of Directors, who brings strong operating experience from her years of working with biopharma and medical device companies
•	Appointed Mark Rimkus as Vice President of Clinical Affairs and Dr. Abdi Ghaffari as Vice President of Research
•	Completed a private placement with a select group of investors and insiders, resulting in gross proceeds to the Company of approximately $9.8 million

“With the recent financing, we are well funded to achieve our goal of entering the US hospital-based NO market in 2019.  Our vastly superior product, the NO Generator and Delivery System, eliminates the need for high-pressure cylinders, yielding direct benefits to the hospital and allowing pricing flexibility for AIT and our future commercial partner.  The next step prior to submitting the 510(k) is to repeat our commercial design and testing for use with ventilators.  It is important to note that we have already essentially completed our commercial design for our system for use with a mask,” said Mr. Steven Lisi, Chairman and Chief Executive Officer.  “Additionally, our system may revolutionize the treatment of certain respiratory conditions by making at-home treatment with nitric oxide a reality.”

“We are looking forward to several events in the near term such as: unblinding our bronchiolitis study in the second quarter, participating in the American Thoracic Society meeting in May where we will present further data from our NO-NTM study, and meeting with FDA late in the second quarter to discuss a potential pivotal trial design for patients with severe, refractory lung infections such as NTM,” continued Mr. Lisi.  “The AIT team is honored to have the opportunity to bring NO to patients, which we anticipate will be a safe therapy that will improve their quality of life and reduce their disease burden.”

“During the quarter we announced that we successfully treated, under compassionate use, a CF patient with refractory MABSC at the National Heart, Lung and Blood Institute (NHLBI) with our prototype NO Generator and Delivery System where improvements were seen in all relevant endpoints, but the bacteria were not eradicated,” stated Mr. Lisi.  “This patient asked to be treated again and the treatment took place in February of this year with our commercial scale NO Generator and Delivery System.  A total of 38 treatments were administered over 8 days, 29 of them at a concentration of 240 ppm, with no SAEs related to NO reported.  The patient was unable to complete the intended 21 days of therapy, but the stoppage of treatment is not believed to be related to the NO therapy.  The patient has requested again to receive further NO treatments with our NO Generator and Delivery System as soon as practicable.”

Nitric Oxide for NTM abscessus (NO-NTM abscessus) Study Results
The single-arm, open-label pilot trial enrolled 9 patients with MABSC, who were refractory to standard-of-care and had underlying cystic fibrosis.  Patients were treated with inhaled NO in addition to background antibiotic therapy at the physicians’ discretion.  NO was delivered at a concentration of 160 ppm for 30 minutes intermittently for 21 days, after which no further NO treatments were provided.

•	The primary endpoint of safety was achieved, as there were no Nitric Oxide-related SAEs reported over the 21-day treatment period, which included more than 800 inhalations
•
In the 6-minute walk test, there was a mean increase over baseline of 45 meters during the 21 days of treatment.  At Day 51 and 81 (30 days and 60 days after the end of treatment), the mean increase in 6-minute walk was still greater than 27 meters above baseline

•
For Forced Expiratory Volume 1 (FEV1), a measure of airway obstruction, patients improved over baseline at Day 21 and were maintained for 30 days after treatment ended (Day 51), but returned to baseline 60 days after treatment ceased (Day 81)

•	Mycobacterium abscessus load, a secondary endpoint as measured by quantitative PCR, showed a mean reduction of 65% at Day 81 versus baseline with one patient experiencing eradication
•	QoL questionnaire SF-36 was used in the trial and all relevant data collected to date have trended positive

Nitric Oxide for Bronchiolitis (NO-BRO) Study Design
The trial, expected to enroll 94 patients, is anticipated to complete enrollment in April 2018, with top-line data to be released shortly thereafter.  Patients enrolled in the study receive NO 160 ppm for 30 minutes 5 times per day for up to 5 days.  Patients must be 0-12 months of age with a gestation period of at least 28 weeks and a Tal score (four-part composite score) of ≥7 and ≤10.  The primary endpoint is hospital length of stay.

Year Ended December 31, 2017
For the year ended December 31, 2017, the Company posted a net loss of $18.0 million, or ($3.01) per share, compared to a net loss of $3.7 million, or ($2.69) per share, for the year ended December 31, 2016.

Research and development expenses were $4.4 million for the year ended December 31, 2017, as compared to $0.7 million for the year ended December 31, 2016.   The increase was primarily due to an increase in costs related to clinical trials, subcontractors and consultants, manufacturing, purchase of certain intellectual property and expenses related to the warrants.

General and administrative expenses were $6.6 million for the year ended December 31, 2017, as compared to $1.0 million for the year ended December 31, 2016.  The increase resulted primarily from an increase in stock-based compensation expense, an increase in costs related to legal, accounting and issuance fees in connection with the merger, and an increase in payroll expenses due to the hiring of employees.

Financial expenses for the year ended December 31, 2017 was $7.0 million, compared to a financial expense of $1.4 million for the year ended December 31, 2016.

As of December 31, 2017, the Company had cash and short-term deposits of $1.8 million.  Subsequent to December 31, 2017, the Company completed a private placement with a select group of investors, which generated gross proceeds to the Company of approximately $9.82 million, before deducting fees and offering expenses.  This cash balance is sufficient to fund operations through the second quarter of 2019.
Conference Call & Webcast

Monday, March 19th @ 4:30pm Eastern Time
Domestic:                800-289-0438
International:          323-994-2083
Passcode:                1979356
Webcast:                 http://public.viavid.com/index.php?id=128779

Replays available through April 2:
Domestic:                844-512-2921
International:          412-317-6671
Conference ID:       1979356

About Nitric Oxide (NO)
Nitric oxide (NO) is a powerful molecule proven to play a critical role in a broad array of biological functions.  In the airways, NO is believed to play a key role in the innate immune system at concentrations of approximately 200 ppm.  In vitro studies suggest that NO possesses anti-microbial activity not only against common bacteria, both gram-positive and gram-negative, but also against other diverse organisms including mycobacteria, fungi, yeast and parasites, and has the potential to eliminate their multi-drug resistant strains.

About PPHN
Persistent pulmonary hypertension of the newborn (PPHN) is a lethal condition and a secondary to failure of normal circulatory transition at birth.  It is a syndrome characterized by elevated pulmonary vascular resistance (PVR) that causes labile hypoxemia due to decreased pulmonary blood flow and right-to-left shunting of blood.  Its incidence has been reported as 1.9 per 1000 live births (0.4–6.8/1000 live births) with mortality rate ranging between 4–33%.  This syndrome complicates the course of about 10% of infants with respiratory failure and remains a source of considerable morbidity and mortality.  NO gas is a vasodilator and is approved in dozens of countries to improve oxygenation and reduce the need for extracorporeal membrane oxygenation (EMO) in term and near-term (>34 weeks gestation) neonates with hypoxic respiratory failure associated with clinical or echocardiographic evidence of pulmonary hypertension in conjunction with ventilator support and other appropriate agents.

About Bronchiolitis
The majority of hospital admissions of infants with bronchiolitis are caused by respiratory syncytial virus (RSV).  RSV is a common and highly transmissible virus that infects the respiratory tract of most children before their second birthday.  While most infants with RSV present with minor respiratory symptoms, a small percentage develop serious lower airway infections, termed bronchiolitis, which can become life-threatening.  The absence of treatment options for bronchiolitis limits the care of these sick infants to largely supportive measures.  AIT’s system is designed to effectively deliver 160 - 400 ppm NO, which has been demonstrated to eliminate bacteria, viruses, fungi and other microbes from the lungs.

About NTM
Nontuberculous mycobacteria (NTM) infection is a rare and serious condition causing debilitating pulmonary disease associated with increased morbidity and mortality.  NTM is an emerging public health concern worldwide because of its multi-drug antibiotic resistance.  Current treatment guidelines suggest a combination of multiple antibiotics delivered continually for as long as two years.  These complex, expensive and invasive regimens have a poor record in the treatment of MABSC.  AIT’s system is designed to effectively deliver 160 - 400 ppm NO, which has been demonstrated to eliminate bacteria, viruses, fungi and other microbes from the lungs and may work against antibiotic resistant bacteria.

About AIT Therapeutics Inc.
AIT Therapeutics Inc. is a clinical-stage medical device and biopharmaceutical company using nitric oxide (NO) to treat respiratory and other diseases.  The Company is currently applying its therapeutic expertise to treat lower respiratory tract infections that are not effectively addressed with current standards of care, as well as pulmonary hypertension, in various settings.  AIT Therapeutics is currently advancing its revolutionary NO Generator and Delivery System in clinical trials for the treatment of bronchiolitis and nontuberculous mycobacteria (NTM). For more information, visit www.AIT-Pharm.com.

Forward-Looking Statement
This press release contains “forward-looking statements.”  Forward-looking statements include statements about our expectations, beliefs, or intentions regarding our product offerings, business, financial condition, results of operations, strategies or prospects. You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “goal,” “assumes,” “targets” and similar expressions and/or the use of future tense or conditional constructions (such as “will,” “may,” “could,” “should” and the like) and by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including risks related to: our approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; our ability to fund and the results of further pre-clinical and clinical trials; obtaining, maintaining and protecting intellectual property utilized by our products; our ability to enforce our patents against infringers and to defend our patent portfolio against challenges from third parties; our ability to obtain additional funding to support our business activities; our dependence on third parties for development, manufacture, marketing, sales, and distribution of products; the successful development of our product candidates, all of which are in early stages of development; obtaining regulatory approval for products; competition from others using technology similar to ours and others developing products for similar uses; our dependence on collaborators; and our short operating history. We undertake no obligation to update, and we do not have a policy of updating or revising, these forward-looking statements, except as required by applicable law.

CONTACT
Steven Lisi, Chief Executive Officer
AIT Therapeutics, Inc.
Steve@AIT-Pharm.com

Bob Yedid
LifeSci Advisors, LLC
Bob@LifeSciAdvisors.com
(646) 597-6989

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands, except share and per share data
	As of December 31,
	2017	2016

ASSETS:

CURRENT ASSETS:
Cash and cash equivalents	$1,207	$7
Marketable securities	606	-
Other accounts receivable and prepaid expenses	109	78

Total current assets	1,922	85

NON-CURRENT ASSETS:

Deferred private placement costs	-	90
Property and equipment, net	267	61

Total non-current assets	267	151

TOTAL ASSETS	$2,189	$236

LIABILITIES AND SHAREHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
Bank loan	$-	$39
Trade payables	669	528
Other accounts payable	694	1,093
Loans from related parties and others	33	379

Total current liabilities	1,396	2,039

NON-CURRENT LIABILITIES:
Liability related to warrants	9,172	-
Convertible notes	-	2,895

TOTAL LIABILITIES	10,568	4,934

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' DEFICIENCY:

Common Stock, $0.0001 par value per share -
100,000,000 and 11,665,085 shares authorized at December 31, 2017 and 2016, respectively; 6,097,254 and 2,207,449 shares issued and outstanding at December 31, 2017 and 2016, respectively.	1	1
Accumulated other comprehensive income	2	-
Treasury shares	(25)	-
Additional paid- in capital	23,260	8,874
Deficit accumulated	(31,617)	(13,573)

Total shareholders' deficiency	(8,379)	(4,698)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIENCY	$2,189	$236

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

U.S. dollars in thousands, except share and per share data

	For the Year ended December 31,
	2017	2016

Operating expenses:
Research and development expenses	$4,438	$673
General and administrative expenses	6,629	1,039
Costs related to aborted IPO	-	621

Operating loss	11,067	2,333

Financial expense, net	6,977	1,360

Loss before taxes on income	18,044	3,693

Taxes on income	-	27

Net loss	$18,044	$3,720

Net unrealized gain on available-for-sale investments	(2)	-

Total comprehensive loss	$18,042	$3,720

Net basic and diluted loss per share	(3.01)	(2.69)

Weighted average number of Common Stock used in computing basic and diluted net loss per share	6,002,052	1,448,363